CURTISS-WRIGHT CORPORATION
RETIREMENT BENEFITS RESTORATION PLAN
As Amended and Restated Effective January 1, 2009
FOURTH INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Retirement Benefits Restoration Plan (the “Restoration Plan”) and has caused the Restoration Plan to be amended and restated with respect to compensation earned after December 31, 2004, including amendments reflected in the restatement of the Restoration Plan effective January 1, 2009.

2.	Subsequent to the most recent amendment and restatement, the Company has decided to amend the Restoration Plan, effective January 1, 2015, to provide for the recoupment of overpayments made in error.

3.	Article VIII(a) of the Restoration Plan permits the Board of Directors of the Company (the “Board”) to amend the Restoration Plan at any time and from time to time.

4.	Pursuant to Article II of the Restoration Plan, the Board has previously delegated to the Committee the authority to adopt certain Restoration Plan amendments on behalf of the Company.
Amendment to the Restoration Plan:
Article IX is amended by adding a new Paragraph (j), to read as follows:

(j)	Plan Applicable Only to Payment of Benefits
The Plan will be used and applied only in accordance with its provisions to provide the benefits hereof.  A Participant or any other person entitled to benefits under the Plan shall have no right to any benefit, payment or other amount (including any additional amount or increase on account of a delay in distribution(s) or any other reason) from the Plan except as expressly provided by the Plan. A Participant or any other person receiving any amount to which he was not entitled under the terms of the Plan shall be liable to the Plan for such amount and shall pay such amount to the Plan immediately upon becoming aware that he was not entitled to such amount.
Except to the extent amended by this Instrument of Amendment, the Restoration Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2015.

Curtiss-Wright Corporation
Administrative Committee

By:

Date: